QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Public Accountants

        As independent public accountants, we hereby consent to the incorporation of our report, dated January 24, 2002, included in this Form 8-K, into (i) Cinergy Corp.'s previously filed Registration Statement Nos. 33-55267, 33-55713, 33-56089, 33-56091, 33-56093, 33-56095, 333-17531, 333-51484, 333-83461, 333-83467, 333-94281, 333-72898, 333-72900, 333-72902, 333-74086 and 333-81770 (ii) PSI Energy, Inc.'s previously filed Registration Statement Nos. 33-48612 and 33-57064; (iii) The Cincinnati Gas & Electric Company's previously filed Registration Statement Nos. 33-45116, 33-52335 and 33-58967; and (iv) The Union Light, Heat and Power Company's previously filed Registration Statement No. 33-40245.

              /s/ ARTHUR ANDERSEN LLP
              Arthur Andersen LLP

Cincinnati, Ohio,
February 19, 2002

QuickLinks

Consent of Independent Public Accountants